Exhibit 4.4

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED HYPOTHECATED OR OTHERWISE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER, OR THE PROVISIONS OF THIS WARRANT.

No. of Shares of Common Stock:	Warrant No.

WARRANT

To Purchase Common Stock of

BG MEDICINE, INC.

GENERAL ELECTRIC CAPITAL CORPORATION, or registered assigns, in exchange for consideration the receipt and sufficiency of which is hereby acknowledged, is entitled, at any time during the Exercise Period (as hereinafter defined), to purchase from BG Medicine, Inc., a Delaware corporation (“Company”),                  shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, at a purchase price of                                               per share (subject to adjustment as provided in Article IV) (as so adjusted, the (“Exercise Price”) on the terms and conditions set forth herein.

I.	DEFINITIONS

The following terms have the meanings set forth below:

“Additional Shares of Common Stock” means all shares of Common Stock issued by Company after the date of this Warrant other than Warrant Stock.

“Board” means the Board of Directors of Company.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks in the State of [New York] [or the jurisdiction of the principal office of Company] are required or permitted by law or executive order to be closed.

“Common Stock” means (except where the context otherwise indicates) the Common Stock, par value $.001 per share, of Company as constituted on the date of this Warrant, and any capital stock into which such Common Stock may thereafter be reclassified or otherwise changed, and shall also include (i) capital stock of Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof and (ii) shares of “common stock of the successor or acquiring corporation” (as defined in Section 4.6) received by or distributed to the holders of Common Stock of Company in the circumstances contemplated by Section 4.6.

“Company” has the meaning set forth in the recitals.

“Convertible Security” means any option, warrant or share of preferred stock of Company or any other security or instrument, including without limitation any evidence of indebtedness, in any case, which is convertible directly or indirectly into or exchangeable with or without payment of additional consideration for Additional Shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

“Current Market Price” means, in respect of a share of Common Stock on any date of determination, either (a) if there shall then be a public market for the trading of Common Stock, the average of the daily market prices (determined as provided below) for ten (10) consecutive trading days commencing 12 trading days immediately before such date, or (b) if there shall not then be a public trading market for the Common Stock, the fair market value (determined as provided below) of a share of the Common Stock as at such date. For purposes of clause (a), the “daily market price” for any trading day shall be (i) the closing price of the principal trading session on such day on the New York Stock Exchange or other principal national stock exchange or, if none, the last sale price on the

National Market of the NASDAQ on which the Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or NASDAQ, the average of the last reported closing bid and ask prices on such day as officially quoted on any such exchange or NASDAQ, (iii) if the Common Stock is not then listed or admitted to trading on any national stock exchange or National Market of NASDAQ, the average of the last reported closing bid and ask prices on such day in the over-the-counter market as furnished by the National Quotation Bureau, Incorporated (or similar organization or agency succeeding to its functions of reporting security prices), or (iv) if there is no such firm, as furnished by any member of the NASD or the New York Stock Exchange selected by the Required Holders and Company or, if they cannot agree upon such selection, as selected by two such members of the NASD or New York Stock Exchange, one of which shall be selected by the Required Holders and one of which shall be selected by Company. For purposes of clause (b), “fair market value” shall be the price that reflects the value of such shares on a fully distributed basis (that is, as if such shares were traded on a free and active market on an exchange or over-the-counter) in a sale by a willing seller under no compulsion to sell and a willing buyer under no compulsion to buy, without any premium or discount for any reason, including but not limited to any discount related to the offering of such shares, any premium for control or any discount for illiquidity, as agreed upon by Company and the Required Holders; provided, however, that if Company and the Required Holders cannot agree on such fair market value, then Company shall engage [an appraisal firm of nationally recognized standing mutually acceptable to and selected by Company and the Required Holders within ten (10) days after the date of the event or notice giving rise to the need to determine fair market value] to determine fair market value in accordance with the preceding provisions. If [Company and the Required Holders cannot agree on a mutually acceptable appraisal firm within such ten (10) day period] [or if Appraisal Firm is unable or unwilling to perform the valuation contemplated hereby], Company and the Required Holders shall, within such ten (10) day period, each choose one appraisal firm of recognized standing and the respective chosen firms shall, within five (5) days after the later of such firms is chosen, agree on another appraisal firm which shall be engaged to make the determination of the fair market value in accordance with the preceding provisions. The determination by the engaged firm shall be made as soon as practicable, but not later than thirty (30) days after the date such firm is engaged. The cost of the appraisal firm or firms selected shall be borne by Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 2.1.

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Expiration Date” means the last day of the Exercise Period on which the Warrant may be exercised.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, any of its successors, or any of their registered assigns.

“NASD” means the National Association of Securities Dealers, Inc., or any successor thereto.

“NASDAQ” means the automated quotation system of the NASD.

“Organic Change” means (a) any sale, lease, exchange or other transfer of all or substantially all of the property, assets or business of Company, (b) any liquidation, dissolution or winding up of Company, whether voluntary or involuntary, (c) any merger or consolidation to which Company is a party and pursuant to which either (i) the holders of the voting securities of Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction or (ii) the holders of the voting securities of Company immediately prior thereto do not have the ability to elect a majority of the members of the board of directors (or Persons performing similar functions) of the surviving entity immediately following such transaction, or (d) any Person or group (as such term is used in Section 13(d) of the Exchange Act) of Persons, other than [NAME ANY CURRENT CONTROLLING STOCKHOLDERS], shall either (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) securities of Company representing 50% or more of the voting securities of Company then outstanding or (ii) have the ability to elect a majority of the members of the board of directors (or Persons performing similar functions) of the surviving entity. For purposes of the preceding sentence, “voting securities” shall mean securities, the holders of which are ordinarily entitled to elect the members of the board of directors (or Persons performing similar functions). For purposes of this definition, Organic Change will not result from future external investment that may result in ownership changes greater than 50%.

“Outstanding” means, when used with reference to Common Stock, on any date, all issued shares of Common Stock on such date, except shares then owned or held by or for the account of Company or any Subsidiary thereof (or any successors or acquiring corporation), and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

“Permitted Issuances” means the issuance or sale, approved by the Board of Directors, of equity securities issued or issuable (i) to directors, officers, employees, or consultants of the Corporation pursuant to any contract, compensation or incentive plan approved by the Board of Directors, (ii) to consultants, vendors and other service providers pursuant to contracts approved by the Board of Directors, (iii) solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other entity, (iv) primarily in connection with a debt or lease financing, (v) in connection with a joint venture, licensing, development, technology, marketing or similar strategic relationship, or (vi) upon conversion of Company’s Convertible Securities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Required Holders” means the holders of Warrants exercisable for in excess of 50% of the aggregate number of Warrant Stock then purchasable upon exercise of all Warrants.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly, owned legally and/or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have a voting or management interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

“Transfer” means any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.

“Warrant” means this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, this Warrant. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Price” means an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1, multiplied by (i) the Exercise Price as of the date of such exercise.

“Warrant Stock” means the shares of Common Stock issued or issuable upon the exercise of this Warrant.

II.	EXERCISE OF WARRANT

2.1 Exercise Period. From and after the date hereof and until 5:00 P.M., New York time, on [Ten years from Issue Date] (the “Expiration Date”), subject to extension pursuant to Section 2.2(e) (the “Exercise Period”), Holder may exercise this Warrant, on any Business Day, for all or any part of the Warrant Stock.

2.2 Exercise Notice; Delivery of Certificates.

(a) In order to exercise this Warrant, Holder shall deliver (which such delivery may, at Holder’s option, be by facsimile) to Company at its principal office designated by Company in Section 14.2, a duly executed written notice of Holder’s election to exercise this Warrant, specifying the number of shares of Warrant Stock to be purchased, in substantially the form attached hereto as Exhibit A (the “Subscription Notice”).

(b) Upon receipt of a Subscription Notice, Company shall, as promptly as practicable, and in any event within twenty (20) Business Days, subject to receipt of any necessary regulatory approvals (including expiration of any applicable waiting period), thereafter, deliver to Holder a duly executed certificate or certificates representing the aggregate number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. Such stock certificate or certificates shall be in such denominations and registered in the name designated in the Subscription Notice, subject to Article IX.

(c) In addition, as soon as practicable after the delivery of a Subscription Notice, but subject to the receipt of any necessary regulatory approvals (including expiration of any applicable waiting period), Holder shall deliver in person, by certified mail or courier, to Company at the aforementioned address, (i) if Holder has elected pursuant to the applicable Subscription Notice to make payment of the Warrant Price pursuant to Section 2.3(a), such payment and (ii) this Warrant.

(d) Upon the date required for issuance of the applicable shares of Warrant Stock pursuant to Section 2.2(b) and receipt of any payment required pursuant to Section 2.2(c), Holder or any other Person so designated in the applicable Subscription Notice shall be deemed to have become a holder of record of the applicable Warrant Stock for all purposes. If this Warrant shall have been exercised in part, Company shall deliver to Holder a new Warrant evidencing the rights of Holder to purchase the remaining shares of Warrant Stock issuable upon exercise of this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or appropriate notation may be made on this Warrant and the same returned to Holder.

(e) If in connection with the exercise of a Warrant or acquisition of Warrant Stock by Holder, any regulatory approval shall be required, including expiration of any applicable waiting period, then, if the Warrant is exercised prior to such approval, the Expiration Date shall be extended while any such regulatory approval or waiting period is pending. Without limiting the foregoing, Company hereby acknowledges that the exercise of this Warrant by Holder may subject Company and/or Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If on or before the expiration Date, Holder has sent the

Subscription Notice to Company and Holder has not been able to complete the exercise of this Warrant prior to the Expiration Date because of restrictions under the HSR Act, Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

2.3 Payment of Warrant Price; Net Issue Exercise.

(a) Payment of the Warrant Price shall be made at the option of Holder by (i) cash, by check or by wire transfer or (ii) cancellation by Holder of indebtedness of Company to Holder; or (iii) any combination thereof.

(b) In lieu of the payment methods set forth in Section 2.3(a) above, Holder may elect to exchange all or part of the Warrant for shares of Warrant Stock equal to the value of the amount of the Warrant being exchanged on the date of exchange. All references in this Warrant to an “exercise” of the Warrant shall include a net issue exercise pursuant to this Section 2.3(b). If Holder elects to exchange all or part of the Warrant as provided in this Section 2.3(b), Holder shall tender to Company the Warrant for the amount being exchanged, along with a Subscription Notice indicating Holder’s election to exchange all or part of the Warrant, and Company shall issue to Holder the number of shares of Warrant Stock computed using the following formula:

X =	Y(A-B)
A

Where

X=number of shares of Warrant Stock to be issued to Holder upon exercise;

Y=total number of shares of Warrant Stock purchasable under the Warrant (or, if only a portion, the amount of Warrant Stock for which the Warrant is being exchanged);

A=Current Market Price of one share of Warrant Stock; and

B=Exercise Price (as adjusted to the date of such calculation).

2.4 Fractional Shares. Company shall not be required to issue a fractional share of Warrant Stock upon exercise of any Warrant. As to any fraction of a share which Holder of one or more Warrants would otherwise be entitled to purchase upon such exercise, Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Current Market Price per share of Warrant Stock on the date of exercise.

III.	TRANSFER, DIVISION AND COMBINATION

3.1 Transfer. Subject to compliance with Article IX of this Warrant, Company shall register any Transfer of this Warrant and all rights hereunder, in whole or in part, on the books of Company to be maintained for such purpose, upon surrender by Holder of this Warrant at the principal office of Company referred to in Section 14.2, together with a duly executed written assignment of this Warrant substantially in the form of Exhibit B hereto and funds sufficient to pay any transfer taxes payable upon the making of such Transfer. Promptly following such surrender and, if required, such payment, Company shall at its expense, subject to Article IX, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Article IX, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

3.2 Division and Combination. Subject to Article IX, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of Company, together with a duly executed written notice specifying the names and denominations in which new Warrants are to be issued. Subject to compliance with Section 3.1 and with Article IX as to any Transfer which may be involved in such division or combination, Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.3 Maintenance of Books. Company agrees to maintain, at its office referred to in Section 14.2, books for the registration of Transfer of the Warrants.

IV.	ADJUSTMENTS

The number of shares of Warrant Stock for which this Warrant is exercisable, and the Exercise Price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Article IV.

4.1 Stock Dividends, Stock Splits, Subdivisions and Combinations. If at any time Company shall:

(a) take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock,

(b) subdivide or split its Outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(c) combine or reclassify its Outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then, in each of cases (a), (b) and (c) above, (i) the number of shares of Warrant Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Warrant Stock which a record holder of the same number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to the occurrence of such event or the record date therefor, whichever is earlier, would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares of Warrant Stock for which this Warrant is exercisable immediately after such adjustment.

4.2 Certain Other Distributions and Adjustments. If at any time Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or shall in any manner declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities, debt or property or rights or warrants to subscribe for securities of Company or any of its Subsidiaries by way of dividend or spin-off or any other assets) on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in Section 4.1, then and in each such case, (a) the number of shares of Warrant Stock for which this Warrant is exercisable shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (b) the Exercise Price to be in effect after such record date shall be determined by multiplying (1) the Exercise Price in effect immediately prior to such record date by (2) a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such record date less the fair market value (determined as set forth in paragraph 4.5(a)) of such dividend or distribution per share of Common Stock and the denominator of which shall be such the Exercise Price in effect immediately prior to such record date.

4.3 Issuance of Additional Shares of Common Stock.

(a) If at any time Company shall issue or sell any Additional Shares of Common Stock, other than Permitted Issuances or as referred to in Sections 4.1 and 4.2 above, in exchange for consideration in an amount per Additional Share of Common Stock less than the Exercise Price at the time the Additional Shares of Common Stock are issued, then (i) the Exercise Price shall be reduced to a price determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale (calculated on a fully diluted basis assuming the conversion of outstanding preferred stock and the exercise, exchange or conversion of all outstanding options and warrants) multiplied by the then existing Exercise Price, plus (y) the consideration, if any, received by Company upon such issuance or sale, by (B) the total number of shares of Common Stock Outstanding immediately after such issuance or sale (calculated on a fully diluted basis assuming the conversion of outstanding preferred stock and the exercise, exchange or conversion of all outstanding options and warrants); and (ii) the number of shares of Warrant Stock for which this Warrant is exercisable shall be adjusted to equal the product obtained by multiplying the Exercise Price in effect immediately prior to such issuance or sale by the number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to such issuance or sale and dividing the product thereof by the Exercise Price resulting from the adjustment made pursuant to clause (i) above.

(b) The provisions of paragraph (a) of this Section 4.3 shall not apply to (i) any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 4.1 or Section 4.2 or (ii) any issuance of any Additional Shares of Common Stock pursuant to any Convertible Security, if and only to the extent that such adjustment shall previously have been made upon the issuance of such Convertible Security pursuant to Section 4.4.

4.4 Issuance of Convertible Securities or Other Rights. If at any time Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which Company is the surviving corporation) issue or sell, any Convertible Securities or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, other than Permitted Issuances, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share together with any consideration received by Company upon issuance of the Convertible Security, for which Common Stock is issuable upon the exercise of such Convertible Securities shall be less than the Exercise Price in effect immediately prior to the time of such record, issuance or sale, then the number of shares of Warrant Stock and the Exercise Price shall be adjusted as provided in Section 4.3 on the basis that the maximum number of Additional Shares of Common Stock issuable pursuant to all such Convertible Securities shall be deemed to have been issued and outstanding and Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the issuance of such Convertible Securities or other rights.

4.5 Other Provisions Applicable to Adjustments under Article IV. The following provisions shall be applicable to the making of adjustments of the number of shares of Warrant Stock for which this Warrant is exercisable and the Exercise Price provided for in this Article IV:

(a) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any rights to acquire Convertible Securities shall be issued for cash consideration, the consideration received by Company therefor shall be the amount of the cash received by Company therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by Company for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and subtracting any compensation, discounts or expenses paid or incurred by Company for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair market value of such consideration at the time of such issuance as determined in good faith by Company’s Board. In case any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such Additional Shares of Common Stock or Convertible Securities shall be issued in connection with any merger in which Company issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board, of such portion of the assets and business of the nonsurviving corporation as the Board in good faith shall determine to be attributable to such Additional Shares of Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by Company for issuing such warrants or other rights plus the additional consideration payable to Company upon exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by Company for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to Company in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to Company upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, Company shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(b) When Adjustments to be Made. The adjustments required by this Article IV shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(c) Fractional Interests. In computing adjustments under this Article IV, fractional interests in Common Stock shall be taken into account to the nearest 1/l0th of a share.

(d) When Adjustment Not Required. If Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

4.6 Organic Change. In case of any Organic Change, Holder shall have the right thereafter to receive, upon exercise of the Warrant, in lieu of the Warrant Stock issuable upon such exercise prior to consummation of such Organic Change, the kind and amount of shares of stock, other securities, cash and property receivable (including cash, and including any right to select the consideration so receivable) upon the consummation of such Organic Change by a holder of that number of shares of Warrant Stock into which the Warrant was exercisable immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change), assuming such holder of Common Stock is not a Person with which Company consolidated or into which Company merged or which merged into Company or to which such sale or transfer was made, as the case may be, or an affiliate of such a Person. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Article IV shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property. In case of any Organic Change, the successor or acquiring corporation (if other than Company) shall expressly assume the due and punctual observance and performance of each covenant and condition of this Warrant to be performed and observed by Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of shares of Warrant Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Article IV. For purposes of this Section 4.6, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.6 shall similarly apply to successive Organic Changes.

V.	NOTICES TO WARRANT HOLDERS

5.1 Notice of Adjustments. Whenever an adjustment to this Warrant is made pursuant to Article IV, Company shall promptly deliver to Holder (by facsimile and by either first class mail, postage prepaid or overnight delivery) a certificate executed by the chief financial officer of Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Warrant Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 4.6) describing the number and kind of any other shares of stock or other securities or property for which this Warrant is exercisable, and any change in Exercise Price, after giving effect to such adjustment or change. Company shall keep the office or agency designated pursuant to Section 14.2 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof. Any adjustment to this Warrant pursuant to Article IV shall be automatic and shall occur without any action on the part of Company or Holder, and any failure by Company to comply with the terms of this Section 5.1 (including any error made by Company in the calculations described above) shall have no effect on such automatic adjustment. Notwithstanding any other provision of this Section 5.1, Holder shall retain the right to contest the adjustment calculations provided by Company described above, and such calculations shall not be entitled to any presumption of accuracy in any case, action or other proceeding to determine the actual amount of adjustment required by Article IV.

5.2 Notice of Corporate Action. If at any time

(a) Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) there shall be approved by the Board any capital reorganization of Company, any reclassification or recapitalization of the capital stock of Company or any consolidation or merger of Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of Company to, another corporation, including without limitation any such event constituting an Organic Change; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of Company;

then, in any one or more of such cases, Company shall use commercially reasonable efforts give to Holder prompt notice of such action by the Company. Such notice shall also specify (i) the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event. It is specifically agreed that failure of the Company to provide notice pursuant to this Section 5.2 shall not be deemed a material breach of this Warrant.

VI.	NO IMPAIRMENT

Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, Company will take all such action as may be necessary or appropriate in order that Company may upon the exercise of this Warrant validly and legally issue fully paid and nonassessable shares of Common Stock that are not subject to preemptive rights, including taking such action as is necessary for the Exercise Price to be not less than the par value of the shares of Common Stock issuable upon exercise of this Warrant. Company will obtain all such authorizations, exemptions or consents from any Governmental Authority having jurisdiction thereof, or any other Person, as may be necessary to enable Company to perform its obligations under this Warrant. Without limiting the foregoing, Company will make any filings under the HSR Act required in order to perform its obligations under this Warrant.

VII.	RESERVATION AND AUTHORIZATION OF COMMON STOCK

From and after the date of this Warrant, Company shall at all times reserve and keep available for issue upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. All shares of Warrant Stock which shall be so issuable, when issued upon exercise of this Warrant and payment therefor in accordance with the terms of this Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

VIII.	TAKING OF RECORD; STOCK AND WARRANT TRANSFER OF BOOKS

In the case of all dividends or other distributions by Company to the holders of its Common Stock with respect to which any provision of Article IV refers to the taking of a record of such holders, Company will take such record as of the close of business on a Business Day. Company will not at any time, except upon dissolution, liquidation or winding up of Company, close its stock transfer books or Warrant transfer books so as to prevent or delay the exercise or transfer of this Warrant.

IX.	RESTRICTIONS ON TRANSFERABILITY

The Warrant and the Warrant Stock shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in this Article IX. Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Article IX.

9.1 Restrictive Legends.

(a) Except as otherwise provided in this Article IX, each certificate for Warrant Stock initially issued upon the exercise of this Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED HYPOTHECATED OR OTHERWISE TRANSFERRED IN VIOLATION OF SUCH ACT OR THE RULES AND REGULATIONS THEREUNDER.”

(b) Except as otherwise provided in this Article IX, each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED HYPOTHECATED OR OTHERWISE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.”

9.2 Notice of Proposed Transfers. Prior to or promptly following any Transfer of any Warrants or any shares of restricted Warrant Stock, the holder of such Warrants or restricted Warrant Stock shall give written notice to Company of such Transfer. Each certificate, if any, evidencing such shares of restricted Warrant Stock issued upon such Transfer shall bear the restrictive legend set forth in Section 9.1(a), and each Warrant issued upon such Transfer shall bear the restrictive legend set forth in Section 9.1(b), unless such restrictive legend is not required pursuant to Section 9.3.

9.3 Termination of Restrictions. The restrictions and requirements imposed by this Article IX shall terminate as to any particular Warrant or share of Warrant Stock (a) when and so long as such security shall have been effectively registered under the Securities Act, (b) when Company shall have received an opinion of counsel (which may be Holder’s inside corporate counsel) that such security may be transferred without registration thereof under the Securities Act or (c) a sale of such security is made pursuant to SEC Rule 144. Whenever the restrictions imposed by Article IX shall terminate as to this Warrant, as hereinabove provided, Holder shall be entitled to receive from Company, at the expense of Company, a new Warrant without the restrictive legend set forth in Section 9.1(b). Whenever the restrictions imposed by this Article IX shall terminate as to any share of Warrant Stock, as hereinabove provided, the holder thereof shall be entitled to receive from Company, at the expense of Company, a new certificate representing such Common Stock not bearing the restrictive legend set forth in Section 9.1(a).

X.	SUPPLYING INFORMATION

Company shall cooperate with each Holder of a Warrant and each holder of Warrant Stock in supplying such information as may be reasonably requested with respect to the Company and its businesses and operations (including reasonable access to management and operational personnel): (i) in connection with such Holder evaluating if, and to what extent, it shall exercise the Warrant, and (ii) in order for such Holder to complete and file any information reporting forms presently or hereafter required by the SEC or any other governmental entity as a condition to the availability of an exemption from the registration requirements of the Securities Act for the sale of any Warrant or share of Warrant Stock. Company shall also supply such information as may be reasonably necessary for such Holder to comply with tax and other applicable laws and applicable financial reporting and accounting rules standards.

XI.	LOSS OR MUTILATION

Upon receipt by Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of Holder shall be sufficient indemnity), and in case of mutilation upon surrender and cancellation hereof, Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to Company for cancellation.

XII.	NO STOCKHOLDER RIGHTS; LIMITATION OF LIABILITY

No provision hereof shall be deemed to impose any rights or obligations upon Holder as a stockholder in Company prior to Holder’s exercise of this Warrant and the issuance to Holder of Warrant Shares. Without limiting the foregoing, no provision hereof and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Warrant Stock or as a stockholder of Company, whether such liability is asserted by Company, by creditors of Company or by any third party.

XIII.	REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Holder that, [except as set forth in the schedule attached to this Warrant as Exhibit C (the “Disclosure Schedule”)], the statements in the following paragraphs of this Article XIII are true and correct as of the date hereof [EXCEPT FOR 13.1 EVERYTHING IS AS OF THE DATE OF THE HEREOF, AND 13.1 IS NOT MATERIAL FOR DETERMINING WHETHER OR NOT TO EXERCISE].

13.1 Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required.

13.2 Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver the Warrant, to issue the Common Stock issuable upon exercise or conversion of the Warrant, and to carry out and perform its obligations under the Warrant.

13.3 Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of the Warrant and the Warrant Stock issuable upon exercise of the Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.

13.4 Valid Issuance of Warrant and Warrant Stock. The Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Stock issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of the Warrant and the Warrant Stock issuable upon conversion of the Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Amended and Restated Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant and Warrant Stock, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

13.5 No Conflict with Other Instruments. The execution, delivery, and performance of this Warrant will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (a) any provision of Company’s Certificate of Incorporation or by-laws; (b) any provision of any judgment, decree, or order to which Company is a party or by which it is bound or an event which results in the creation of any material lien, charge or encumbrance upon any material assets of Company; (c) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (d) any statute, rule, or governmental regulation applicable to Company.

13.6 Capitalization. As of March 23, 2007, the authorized capital stock of Company consists of 50,000,000 shares of [Common Stock], $0.001 par value, of which 10,064,289 were issued and outstanding[, and 20,492,314 shares of Preferred Stock, $0.001 par value, of which 19,437,531 were issued and outstanding]. The outstanding shares have been duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), are fully paid and nonassessable. Company has reserved 6,757 shares of Common Stock for issuance upon conversion of the Preferred Stock.

13.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the offer, sale or issuance of the Warrant (and the Warrant Stock issuable upon conversion of the Shares), or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of a notice on Form D under the Securities Act and b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor. The offer, sale and issuance of the Warrant and the shares of Warrant Stock in conformity with the terms of this Warrant are exempt from the registration requirements of the Securities Act and any applicable state laws.

XIV.	MISCELLANEOUS

14.1 Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. If Company fails to make, when due, any payments provided for under this Warrant, or fails to comply with any other provision of this Warrant, Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

14.2 Notices. All notices and communications to be given or made under this Warrant shall be in writing and delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, addressed as follows, or to such other Person or address as the party named below may designate by notice:

(a) If to any Holder or holder of Warrant Stock, at its last known address appearing on the books of Company maintained for such purpose and any other address sent by such Holder to Company in compliance with this Section 14.2.

(b) If to Company at

BG Medicine, Inc.

610 Lincoln Street North

Waltham, MA 02451

Each such notice or other communication shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or confirmed by telecopy answerback with respect to notice by telecopy, or three Business Days after the same shall have been deposited in the United States mail.

14.3 Successors and Assigns. Subject to the provisions of Section 3.1 and Article IX, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder. No other Person shall have any right, benefit or obligation under this Warrant.

14.4 Amendment. No amendment or waiver of any provision of this Warrant or any other Warrant shall be effective without the written consent of Company and all Holders.

14.5 Severability. If one or more provisions of this Warrant are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the parties’ intent to the maximum extent, and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

14.6 Section and Other Headings. The section and headings contained in this Warrant are for the convenience only and shall not affect the meaning or interpretation of this Warrant.

14.7 Governing Law. This Warrant shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles of such state.

14.8 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Warrant Shares.

14.9 Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Warrant or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

14.10 Counterparts. For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by an authorized officer.

Dated:

BG MEDICINE, INC.

By:	/s/ PIETER MUNTENDAM
Name: Pieter Muntendam
Title: President

ACKNOWLEDGED AND ACCEPTED BY:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ DANIJELA GJENERO
Name: Danijela Gjenero Title: DULY AUTHORIZED SIGNATORY

EXHIBIT A

SUBSCRIPTION NOTICE

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of             Shares of Common Stock of [ISSUING COMPANY] and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant (including without limitation the conditions set forth in Section 2.1 hereof relating to required regulatory approvals) and requests that certificates for the shares of Warrant Stock hereby purchased (and any securities or other property issuable upon such exercise, including any cash in lieu of fractional shares) be issued in the name of and delivered to             whose address is             and, if such shares of Warrant Stock shall not include all of the shares of Warrant Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Warrant Stock issuable hereunder be delivered to the undersigned.

☐ The undersigned shall tender payment in the following form: .

☐ The undersigned hereby elects the net issue exercise option pursuant to Section 2.3(b) of the Warrant, and accordingly requests delivery of a net of             shares of Common Stock.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:

The signature on this subscription must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below the rights of the undersigned under this Warrant, with respect to the number of shares of Warrant Stock set forth below:

Name and Address of Assignee	No. of Shares of Warrant Stock

and does hereby irrevocably constitute and appoint                     attorney-in-fact to register such transfer on the books of [ISSUING COMPANY] maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:

Witness:

NOTICE:

The signature on this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.